Exhibit 99.1

CONTACT:
John C. Wobensmith
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8555

Genco Shipping & Trading Limited Takes Delivery of First Capesize Vessel

NEW YORK, August 20, 2007 – Genco Shipping & Trading Limited (NYSE: GNK) today announced that it has taken delivery of the Genco Augustus, a January 2007-built 180,000 dwt Capesize vessel. The Genco Augustus is the first vessel to be delivered to the Company under the Company’s previously announced agreement on July 18, 2007 to acquire nine Capsize vessels from companies within the Metrostar Management Corporation group.

The Genco Augustus is currently on charter with Cargill International S.A. at a rate of $45,263 per day, less a 5% third party brokerage commission. The charter is due to expire between December 2009 and April 2010.

The following table reflects the employment of Genco’s current fleet after giving effect to the delivery of the Genco Augustus:

Vessel	Charterer	Charter Expiration (1)	Time Charter Rate (2)

Capesize Vessel
Genco Augustus	Cargill International S.A.	December 2009	$45,263(3)
Panamax Vessels
Genco Beauty	Cargill International S.A.	May 2009	31,500
Genco Knight	SK Shipping Ltd.	May 2009	37,700(4)
Genco Leader	A/S Klaveness	December 2008	25,650(5)
Genco Trader	Baumarine AS	October 2007	25,750(5)
Genco Vigour	STX Panocean (UK) Co. Ltd.	March 2009	29,000(6)
Genco Acheron	STX Panocean (UK) Co. Ltd.	February 2008	30,000(7)
Genco Surprise	Cosco Bulk Carrier Co., Ltd.	November 2007	25,000
Handymax Vessels
Genco Success	KLC	January 2008	24,000
Genco Commander	A/S Klaveness	October 2007	19,750
Genco Carrier	Pacific Basin Chartering Ltd.	February 2008	24,000
Genco Prosperity	A/C Pacific Basin Chartering Ltd.	April 2008	26,000
Genco Wisdom	HMMC	November 2007	24,000
Genco Marine	NYK Bulkship Europe S.A.	February 2008	24,000(8)
Genco Muse	Qatar Navigation QSC	September 2007	26,500(9)
Handysize Vessels
Genco Explorer	Lauritzen Bulkers A/S	September 2007 August 2009	13,500 19,500
Genco Pioneer	Lauritzen Bulkers A/S	September 2007 August 2009	13,500 19,500
Genco Progress	Lauritzen Bulkers A/S	September 2007 August 2009	13,500 19,500
Genco Reliance	Lauritzen Bulkers A/S	September 2007 August 2009	13,500 19,500
Genco Sugar	Lauritzen Bulkers A/S	September 2007 August 2009	13,500 19,500

(1) The charter expiration dates presented represent the earliest dates that our charters may be terminated in the ordinary course.  Under the terms of each contract, the charterer is entitled to extend time charters from two to four months in order to complete the vessel's final voyage plus any time the vessel has been off-hire.
(2) Time charter rates presented are the gross daily charterhire rates before the payments of brokerage commissions ranging from 1.25% to 6.25% to third parties, except as indicated for the Genco Trader and the Genco Leader in note 4 below. In a time charter, the charterer is responsible for voyage expenses such as bunkers, port expenses, agents’ fees and canal dues.
(3) The time charter rate is below current market rates and therefore will result in a liability that will amortize as an increase to revenue. See Note 2, Summary of Significant Accounting Policies under the caption "Vessel acquisitions" in the footnotes to our financial statements in our Form 10-Q for the quarterly period ended June 30, 2007 for disclosure of our policy.
(4) A new time charter for 23 to 25 months at a rate of $37,700 per day less a 6.25% third party commission commenced following the expiration of the vessel’s previous time charter on June 30, 2007.
(5) For the Genco Leader and the Genco Trader, the time charter rate presented is the net daily charterhire rate. There are no payments of brokerage commissions associated with these time charters.
(6) We have entered into a time charter for 23 to 25 months at a rate of $33,000 per day for the first 11 months, $25,000 per day for the following 11 months and $29,000 per day thereafter, less a 5% third-party brokerage commission. For purposes of revenue recognition, the time charter contract is reflected on a straight-line basis at approximately $29,000 per day for 23 to 25 months in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. The time charter, commenced following the expiration of the vessel’s previous time charter on May 5, 2007.
(7) The vessel was delivered to the charterer for the commencement of the time charter on March 20, 2007.
(8) The vessel was delivered to the charterer for the commencement of the time charter on March 29, 2007.
(9) Since this vessel was acquired with an existing time charter at an above-market rate, we allocated the purchase price between the vessel and an intangible asset for the value assigned to the above-market charterhire. This intangible asset is amortized as a reduction to voyage revenues over the remaining term of the charter, resulting in a daily rate of approximately $22,000 recognized as revenues.  For cash flow purposes, we will continue to receive $26,500 per day until the charter expires.

About Genco Shipping & Trading Limited
Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Genco Shipping & Trading Limited currently owns a fleet of 20 drybulk vessels consisting of one Capesize, seven Panamax, seven Handymax and five Handysize vessels, with a carrying capacity of approximately 1,168,000 dwt. After the delivery of six vessels from affiliates of Evalend Shipping Co. S.A. and the eight remaining vessels from companies within the Metrostar Management Corporation group, Genco Shipping & Trading Limited will own a fleet of 34 drybulk vessels, consisting of nine Capesize, seven Panamax, three Supramax, seven Handymax and eight Handysize vessels, with a carrying capacity of approximately 2,814,000 dwt.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management's current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this press release are (i) execution of additional definitive documentation for the Company’s agreements to acquire the six Evalend drybulk vessels; (ii) the fulfillment of the closing conditions under the Company’s agreements to acquire the six Evalend drybulk vessels; (iii) the fulfillment of the closing conditions under the Company’s agreement to acquire the nine Metrostar drybulk vessels; (iv) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, repairs, maintenance and general and administrative expenses; (v) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2006, our Quarterly Reports on Form 10-Q, and our reports on Form 8-K.

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